Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS 2011 FIRST QUARTER
FINANCIAL RESULTS

Company to Host Conference Call at 10:00 A.M. on May 12, 2011

Financial and Operational Highlights

•	First quarter 2011 net income of $1.1 million, or $0.11 per diluted share

•	2011 first quarter gross premiums written improved 43% to $50.8 million

•	89,000 policies-in-force at March 31, 2011

•	Cash and investment holdings of $143.9 million at March 31, 2011

•	Book value per share of $4.39 at March 31, 2011

St. Petersburg, FL - May 11, 2011: United Insurance Holdings Corp. (OTCBB: UIHC; UIHCW; UIHCU) (United or the Company), a property and casualty insurance holding company, today reported its financial results for the first quarter ended March 31, 2011.

2011 First Quarter
Net income for the first quarter was $1.1 million, or $0.11 per diluted share, compared to a net loss of $3.7 million, or $0.35 per diluted share, during the same period last year. Net premiums earned increased to $19.1 million from $14.7 million in the prior year quarter. United reported net investment income and other revenues of $1.4 million compared to $2.3 million in the prior year quarter.

Losses and LAE for the first quarter were $8.4 million compared with $12.5 million in the prior year quarter. Policy acquisition costs remained flat at $6.5 million. Operating expenses, which include general and administrative expenses, increased to $3.7 million in the first quarter from $3 million in the first quarter of 2010. Interest expense decreased to $154,000 from $1.1 million for the same period last year.

Balance Sheet Highlights
United's cash and investment holdings totaled $143.9 million at March 31, 2011, compared to $126.2 million at December 31, 2010. United's cash and investment holdings consist primarily of investments in high-quality money market instruments, U.S. Government and agency securities and high-quality corporate debt. Fixed maturities represented approximately 96% and 93% of United's total investments at March 31, 2011, and December 31, 2010, respectively.

An increase in new business written and the Company's focus on achieving appropriate rate for risks written led to net premiums earned increasing by $4.4 million over the prior year's first quarter to $19.1 million. Rate increases implemented in September 2009 and March 2010 continue to cycle through United's policy base, and the Florida Office of Insurance Regulation approved the Company for an additional 15.9% average increase for its homeowner product that will take effect during the second quarter of 2011. “A difficult cost environment, especially in our home state of Florida, enveloped our industry over the past couple of years,” said Don Cronin, United's CEO, “and our results over that period indicated such was the case. We are happy that state regulators have begun to acknowledge the difficult environment by allowing us to implement appropriate rate increases.”

United also saw improvement during the first quarter in its losses and loss adjusting expenses incurred, which decreased by $4.1 million from the prior year's first quarter to $8.4 million. The improvement in losses and loss adjusting expenses would have been even greater had a severe storm, which included nine tornadoes, not struck Florida on March 31st, causing the Company to incur approximately $653,000 of losses.

In early March, the Company assumed approximately 5,900 policies from Florida's state run insurer, Citizens Property Insurance Corporation, representing in-force premium of approximately $10.6 million. As a result of the policy assumption and strong growth in its direct business, United increased its policies in force by 8,500 during the first quarter to 89,000 at March 31, 2011. United's book of business is geographically diversified throughout Florida and South Carolina.

“After last year's efforts to mitigate our risk exposures and geographically diversify our portfolio resulted in declines in our policies in force,” said Mr. Cronin, “we began to see increases in our book of business during the fourth quarter of 2010.” When asked about the most recent agreement with Citizens, Mr. Cronin stated that the Company was highly selective with regard to which policies it assumed. “We like the growth opportunities provided by policy assumptions, but we will remain disciplined in assuming only those policies that meet our strict underwriting standards.”

United also continues its efforts to geographically diversify its book of business. In January 2011, state regulators in Massachusetts approved the Company's application to begin writing in that state, and the Company is currently creating the marketing, sales, and claims infrastructure to begin writing policies by the fourth quarter of 2011. In addition to gearing up for business in Massachusetts, United remains in varying stages of discussion with state regulators in other states along the east coast. “We successfully entered South Carolina and are expanding our business in that state,” said Mr. Cronin, “and we will continue to pursue geographic diversity by moving into additional states.”

“We are pleased with our steadily improving results,” concluded Mr. Cronin. “We are committed to taking all reasonable steps to continue that trend.”

Conference Call Details
May 12, 2011 - 10:00 AM ET
Participant Dial-In Numbers:
(United States): 877-407-0782
(International): 201-689-8567

Webcast
To listen to the live webcast, please go to www.upcic.com (“Events and Presentations”) and click on the conference call link, or go to: http://www.investorcalendar.com/IC/CEPage.asp?ID=164287.

Phone Replay Information
A recorded replay of the call will be available until May 19, 2011. Listeners may dial:
(In the United States):     877-660-6853
(International):         201-612-7415

The following replay passcodes are both required for playback:
Account #: 286
Conference ID #: 371512

About United Insurance Holdings Corp.

Founded in 1999, United Property & Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., writes and services homeowners insurance in Florida and South Carolina and is licensed to write property & casualty insurance in Massachusetts. From its headquarters in St. Petersburg, United's team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling fire and flood products through many agency groups and conducts business through three wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United's premiums and policies.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of the additional rate increases, and the expansion into South Carolina and other states. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2010. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Joe Peiso		Adam Prior
Chief Financial Officer		Vice President
(727) 895-7737 / jpeiso@upcic.com		(212) 836-9606 / aprior@equityny.com

John Rohloff
SEC Reporting Manager
(727) 895-7737 / jrohloff@upcic.com

Condensed Consolidated Statements of Income
(Unaudited)
In thousands, except share and per share amounts

	Three Months Ended March 31,
	2011	2010
REVENUE:
Gross premiums written	$50,775	$35,567
Decrease (increase) in gross unearned premiums	(10,409)	2,519
Gross premiums earned	40,366	38,086
Ceded premiums earned	(21,258)	(23,393)
Net premiums earned	19,108	14,693
Net investment income	534	1,048
Net realized losses	—	(14)
Other revenue	826	1,221
Total revenue	20,468	16,948
EXPENSES:
Losses and loss adjustment expenses	8,384	12,469
Policy acquisition costs	6,544	6,455
Operating expenses	3,660	2,955
Interest expense	154	1,091
Total expenses	18,742	22,970
Income (loss) before income taxes	1,726	(6,022)
Provision for (benefit from) income taxes	602	(2,323)
Net income (loss)	$1,124	$(3,699)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized holding gain on investments	(62)	1,112
Reclassification adjustment for net realized investment gains	—	14
Income tax expense related to items of other comprehensive income	23	(435)
Total comprehensive income (loss)	$1,085	$(3,008)

Weighted average shares outstanding
Basic and Diluted	10,573,932	10,573,932

Earnings (loss) per share
Basic and Diluted	$0.11	(0.35)

Dividends declared per share	$—	$0.05

Condensed Consolidated Balance Sheets
In thousands, except share and par value amounts

	March 31, 2011	December 31, 2010
ASSETS	(Unaudited)
Investments available for sale, at fair value:
Fixed maturities (amortized cost of $93,298 and $50,984, respectively)	$92,767	$50,683
Equity securities (adjusted cost of $3,569 and $3,666, respectively)	3,686	3,615
Other long-term investments	300	300
Total investments	96,753	54,598
Cash and cash equivalents	47,112	71,644
Accrued investment income	744	414
Premiums receivable, net of allowances for credit losses of $62 and $61, respectively	10,574	7,825
Reinsurance recoverable on paid and unpaid losses	27,818	27,304
Prepaid reinsurance premiums	18,287	38,307
Deferred policy acquisition costs	10,966	9,342
Other assets	7,388	4,187
Total Assets	$219,642	$213,621
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$47,039	$47,414
Unearned premiums	87,570	77,161
Reinsurance payable	604	14,982
Other liabilities	20,110	10,536
Notes payable	17,941	18,235
Total Liabilities	173,264	168,328
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding for 2010 and 2009	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 10,573,932 issued and outstanding for 2010 and 2009	1	1
Additional paid-in capital	75	75
Accumulated other comprehensive income	(255)	(216)
Retained earnings	46,557	45,433
Total Stockholders' Equity	46,378	45,293
Total Liabilities and Stockholders' Equity	$219,642	$213,621